Exhibit 99.1

Tiga Acquisition Corp. Announces Receipt of Deposit Proceeds from Private Placement Warrants

November 24, 2021

SINGAPORE—(BUSINESS WIRE)— Tiga Acquisition Corp. (the “Company”), announced today that on November 23, 2021 it issued and sold to Tiga Sponsor LLC 2,760,000 private placement warrants at $1.00 per warrant for an aggregate purchase price of US$2,760,000 (the “Proceeds”), and that such Proceeds were placed on deposit in the Company’s Trust Account on November 22, 2021. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed purchase by the Sponsor of additional private placement warrants and the anticipated deposit of the proceeds of such purchase in the Company’s Trust Account. No assurance can be given that the transactions discussed above will be completed on the terms described, or at all, or that the proceeds of the purchase of private placement warrants will be deposited as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

Diana Luo, Tiga Acquisition Corp.
CFO@tigaacquisitioncorp.com

View source version on businesswire.com:
https://www.businesswire.com/news/home/20211124006096/en/